Exhibit 99.1

Contact:	Brian Turner
Chief Financial Officer
425-943-8000

Media Contact:	Marci Maule
Director Public Relations
425-943-8277

COINSTAR ANNOUNCES FIRST QUARTER REVENUE OF $105.6 MILLION

BELLEVUE, Wash.—May 5, 2005—Coinstar, Inc. (NASDAQ: CSTR) today announced results for the three-month period ended March 31, 2005.

Highlights for the first quarter are as follows:

•	Revenue - $105.6 million

•	EBITDA - $22.0 million (see Appendix A)

•	Free cash flow - $5.9 million (see Appendix A)

•	Adjusted earnings per fully taxed, fully diluted share of $0.21 (see reconciliation below)

•	Net income of $4.7 million

Included in GAAP net income for the quarter were certain non-cash charges primarily related to past acquisitions including $1.0 million in amortization of intangible assets, $175,000 in amortization of financing fees and $73,000 in amortization of compensation expense. Excluding these items, net of taxes, Coinstar reported adjusted net income of $5.5 million. A reconciliation of GAAP earnings per share to Adjusted earnings per share is as follows:

GAAP fully taxed, fully diluted earnings per share	$0.18

Amortization of intangibles, net of tax	0.02
Amortization of financing fees, net of tax	0.01
Amortization of compensation, net of tax	0.00

Adjusted fully taxed, fully diluted earnings per share	$0.21

At March 31, 2005, Coinstar, Inc. had approximately $116.8 million in cumulative net operating loss carryforwards. Although Coinstar recorded $3.0 million in tax expense for the first quarter, cash paid for taxes during the three-month period ending March 31, 2005 totaled only $84,000 as a result of these net operating loss carryforwards.

“We are pleased with our first quarter results which saw solid performance in our coin business, strategic progress in e-payments, and acquisitions and integration activity in our entertainment business in line with our expectations,” said Dave Cole, Chief Executive Officer of Coinstar, Inc. “As our business evolves, we believe Coinstar will continue to expand and take advantage of a sales force that is now fully integrated and well versed in a variety of product and service options. The ability to effectively manage front-of-store solutions will ultimately separate Coinstar from the competition and drive long-term value for our retail customers and shareholders.”

Recent Events

On February 3, 2005, Coinstar announced the initial set of gift cards for its new Coin to Card(TM) program, which allows consumers to convert loose change into gift cards from national retailers and supermarkets. The new offering, which will be expanded in spring, is designed to drive incremental consumer traffic to Coinstar’s retail customers and card issuers, while providing a no-fee coin counting option to the consumer. Partners in the program to date include the Starbucks Coffee Company, Hollywood Entertainment, Pier 1 and Linens ‘n Things. Coinstar will seek additional retail gift cards in the future, including cards in categories such as books, movies, apparel, restaurants and home improvement.

On February 24, 2005, the Company announced plans to expand its gift card mall program to feature leading dining, clothing, entertainment, book, home and service cards for shopper convenience. The gift card mall program gives grocery, drug and other retailers a turnkey, innovative gift card program to drive incremental traffic, sales and profits into the store. We expect the program will include regional and national retail branded gift cards as well as gift cards from online retailers.

On March 9, 2005, Coinstar announced its acquisition of Mundo Communications Network (MCN), Inc., one of the nation’s leading prepaid providers serving 2,300 retail accounts throughout the western United States. The acquisition strengthens Coinstar’s presence in convenience stores, travel centers and independent retailers while bolstering sales and service operations. MCN’s products and services include prepaid MasterCard® cards, prepaid wireless airtime, prepaid long distance, gift card and loyalty programs, and prepaid phone accessories. MCN will operate as a wholly owned subsidiary of Coinstar, Inc. under the name, El Toro Prepaid Inc.

Other Announcements

Coinstar, Inc. announced today that Rich Stillman, the company president, will be leaving to accept a position as chief executive officer of a Seattle-based graphic imaging company.

“We are very excited for Rich and believe this is an excellent opportunity for his career advancement,” said Dave Cole, CEO of Coinstar, Inc. “Rich has made many contributions to the company and he will be missed. We congratulate him on this achievement and wish him well.”

Second Quarter Expectations

Management estimates that revenue for the second quarter ended June 30, 2005 will range from $109 to $115 million. Management estimates that for the second quarter ending June 30, 2005, GAAP earnings per fully diluted, fully taxed, share will range from $0.17 to $0.23 and Adjusted fully diluted, fully taxed earnings per share will range from $0.20 to $0.26.

Conference Call

Coinstar, Inc. announced that a conference call to discuss the first quarter will be broadcast live over the Internet today, Thursday, May 5, 2005, at 4:30 p.m. Eastern time. The Webcast will be hosted at the About Us – Investor Relations section of Coinstar’s Web site at www.coinstar.com.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ:CSTR) is a multi-national company offering a range of products and services consisting of coin counting, electronic payment solutions, and entertainment services at retail locations including supermarkets, drug stores, mass merchants, convenience stores, and restaurants.

# # #

This press release contains forward-looking statements relating to Coinstar, Inc.’s anticipated growth and future operating results. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the effect of and financing of the acquisition of ACMI, the ability to successfully integrate acquired businesses, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retailers for the installation of Coinstar machines and the retention of the current agreements with our existing retailers on terms that are not materially adverse to Coinstar, Inc., additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including e-payment services). The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the “Factors That May Affect Our Business, Future Operating Results and Financial Condition” described in each of our recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of May 5, 2005. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Appendix A

(in thousands unless otherwise noted)

Non GAAP measures

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. We believe EBITDA is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. In addition, management uses such non GAAP measures internally to evaluate the Company’s performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

Quarter ended March 31, 2005
Net income	$4,668
Depreciation and amortization	11,837
Interest expense, net	2,560
Income taxes	2,980

EBITDA	$22,045

Free cash flow: we believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our discretionary and non-discretionary expenditures. Free cash flow may be reconciled from net cash provided by operating activities, the most directly comparable GAAP measure, as follows:

Quarter ended March 31, 2005
Net cash provided by operating activities	$13,072
Changes in operating assets and liabilities, net of acquisitions	6,622
Capital expenditures	(13,809)

Free cash flow	$5,885

Adjusted earnings per share: we believe adjusted earnings per share is an important non GAAP measure as it provides useful information about our results from operations excluding one-time or non-cash charges. We believe this measure provides a better comparison to prior period earnings and is more representative of our operating results.

Coinstar, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31, 2005	March 31, 2004
REVENUE	$105,585	$43,052
EXPENSES:
Direct operating	72,843	20,218
Sales and marketing	994	1,050
Research and development	1,309	1,441
General and administrative	8,592	5,064
Depreciation and other	10,806	7,915
Amortization of intangible assets	1,031	53

Income from operations	10,010	7,311

OTHER INCOME (EXPENSE):
Interest income and other, net	488	69
Interest expense	(2,850)	(246)

Income before income taxes	7,648	7,134
Income taxes	(2,980)	(2,517)

NET INCOME	$4,668	$4,617

NET INCOME PER SHARE:
Basic	$0.18	$0.22
Diluted	$0.18	$0.21

WEIGHTED SHARES OUTSTANDING:
Basic	25,272	21,290
Diluted	25,665	21,533

CAPITAL EXPENDITURES	$13,809	$5,819

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
CURRENT ASSETS:
Cash and cash equivalents	$98,318	$94,640
Cash being processed	55,664	62,147
Trade accounts receivable, net of allowance for doubtful accounts of $548 in 2005 and $481 in 2004, respectively	5,295	5,283
Inventory	28,792	25,877
Deferred income taxes	18,674	18,833
Prepaid expenses and other current assets	9,472	11,626

Total current assets	216,215	218,406

PROPERTY AND EQUIPMENT, NET	135,348	131,267
DEFERRED INCOME TAXES	12,128	15,880
OTHER ASSETS	6,180	6,200
INTANGIBLE ASSETS, NET	35,903	35,033
GOODWILL	142,303	140,348

TOTAL ASSETS	$548,077	$547,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$27,855	$23,661
Accrued liabilities payable to retailers	57,246	63,504
Other accrued liabilities	19,572	22,904
Current portion of long-term debt and capital lease obligations	3,460	3,350

Total current liabilities	108,133	113,419
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	207,215	207,569

Total liabilities	315,348	320,988

STOCKHOLDERS’ EQUITY:
Common stock	284,100	282,046
Accumulated deficit	(30,762)	(35,430)
Treasury stock	(22,783)	(22,783)
Accumulated other comprehensive income	2,174	2,313

Total stockholders’ equity	232,729	226,146

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$548,077	$547,134